Exhibit 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1 (408) 938-5200 Fax: +1 (408) 790-3800 lonworks@echelon.com www.echelon.com

News Information	For Immediate Release

Press Contacts

Julia O’Shaughnessy Echelon Corporation +1 (408) 938-5357 julia@echelon.com	Allyson Stinchfield Atomic Public Relations +1 (415) 402-0230 allyson@atomicpr.com

Echelon Corporation Adds Robyn Denholm, CFO of Juniper

Networks, to Board of Directors

(San Jose, CA– February 19, 2008) - Echelon Corporation (NASDAQ: ELON), a leading provider of networking technology that is used to manage and reduce energy consumption, today announced that Robyn Denholm has joined Echelon’s Board of Directors. Denholm, who is currently the Chief Financial Officer of Juniper Networks, has also been appointed to the Audit Committee of the Board.

“We’re extremely pleased to have Robyn join our Board,” said Ken Oshman, Echelon’s CEO and chairman. “She brings deep experience in business and finance, further strengthening our board and audit committee.”

“As energy costs rise and concerns about global warming increase, there is a growing importance and opportunity for the products and technologies that Echelon and its customers bring to market,” said Denholm. “I am honored to be joining such an accomplished board and look forward to working with them.”

Prior to joining Juniper Networks in August 2007, Denholm served as senior vice president, Corporate Strategic Planning at Sun Microsystems. In that role, she was responsible for Sun’s corporate operating system and global sales and service administration function and she served as the leader of the Sun’s business transformation initiative. Denholm joined Sun in 1996 and served in executive assignments that included senior vice president, Finance; vice president and corporate controller (Chief Accounting Officer); vice president, Finance; service division, director, Shared Financial Services APAC and Controller, Australia/New Zealand.

Prior to joining Sun, Denholm served at Toyota Motor Corporation Australia and at Arthur Andersen and Company in various finance assignments. Denholm is a Fellow of the Institute of Chartered Accountants of Australia and holds a Bachelors Degree in Economics from the University of Sydney and a Masters of Commerce from the University of New South Wales.

About Echelon Corporation

Echelon Corporation (NASDAQ:ELON) is a networking company that provides products and systems that can monitor and save energy, lower costs, improve productivity and enhance service, quality, safety and convenience by networking together everyday devices in utility, building, industrial, transportation and home control systems. Tens of millions of smart devices based on Echelon’s LonWorks® products and Networked Energy Services systems are in use around the world today bringing benefits to consumers and industry. More information about Echelon can be found at http://www.echelon.com.

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Echelon, LonWorks, and the Echelon logo are registered trademarks of Echelon Corporation registered in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.